SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               Amendment No. 3 to
                           Third Amended and Restated
                                  Schedule 13D

                    Under the Securities Exchange Act of 1934


                              CARNIVAL CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK ($.01 PAR VALUE)
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   143658 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               Arnaldo Perez, Esq.
                                 General Counsel
                              Carnival Corporation
                              3655 N.W. 87th Avenue
                            Miami, Florida 33178-2428
                                 (305) 599-2600
--------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)


                                OCTOBER 24, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                               -------------------------
CUSIP No. 143658102                                    PAGE  2  OF  39  PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          TAMMS INVESTMENT COMPANY, LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions): Not Applicable

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       3,653,168
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          3,653,168
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,653,168
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   0.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   OO
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 143658102                                    PAGE  3  OF  39  PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          TAMMS MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions): Not Applicable

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       3,653,168
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          365,316
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          3,287,852
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,653,168
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   0.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   CO
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 143658102                                    PAGE  4  OF  39  PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          THE CONTINUED TRUST FOR MICKY ARISON
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions): Not Applicable

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       2,124,560
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          2,124,560
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,124,560
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   0.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   OO
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 143658102                                    PAGE  5  OF  39  PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          THE MICKY ARISON 1997 HOLDINGS TRUST
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions): Not Applicable

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       6,042,187
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          6,042,187
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,042,187
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   1.0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   OO
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 143658102                                    PAGE  6  OF  39  PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MA 1997 HOLDINGS, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions): Not Applicable

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       6,042,187
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          6,042,187
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,042,187
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   1.0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   PN
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 143658102                                    PAGE  7  OF  39  PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MA 1997 HOLDINGS, INC.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions): Not Applicable

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       6,042,187
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          6,042,187
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,042,187
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   1.0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   CO
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 143658102                                    PAGE  8  OF  39  PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          THE MICKY ARISON 1994 "B" TRUST
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions): Not Applicable

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       106,114,284
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          106,114,284
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          106,114,284
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   18.1%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   OO
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 143658102                                    PAGE  9  OF  39  PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MA 1994 B SHARES, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions): Not Applicable

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       106,114,284
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          106,114,284
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          106,114,284
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   18.1%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   PN
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 143658102                                    PAGE  10  OF  39  PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MA 1994 B SHARES, INC.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions): Not Applicable

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       106,114,284
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          106,114,284
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          106,114,284
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   18.1%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   CO
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 143658102                                    PAGE 11  OF  39  PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MICKY ARISON
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions): Not Applicable

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       129,982,864
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        93,847,639
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          129,982,864
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          223,830,503
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [X]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   38.1%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   IN
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 143658102                                    PAGE 12  OF  39  PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          THE SHARI ARISON IRREVOCABLE GUERNSEY TRUST
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions): Not Applicable

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Guernsey, Channel Islands
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       -0-
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          -0-
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          5,102,708
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,102,708
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   0.9%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   OO
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 143658102                                    PAGE 13  OF  39  PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          THE CONTINUED TRUST FOR SHARI ARISON DORSMAN
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions): Not Applicable

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       3,000,000
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          3,000,000
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          759,010
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,759,010
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   0.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   OO
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 143658102                                    PAGE 14  OF  39  PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          THE TED ARISON 1994 IRREVOCABLE TRUST FOR SHARI NO. 1
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions): Not Applicable

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Jersey, Channel Island
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       -0-
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          -0-
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          76,787,525
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          76,787,525
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   13.1%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   OO
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 143658102                                    PAGE 15  OF  39  PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          SHARI ARISON
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions): Not Applicable

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States and Israel
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       4,000,000
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        1,200
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          -0-
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          4,001,200
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,001,200
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   0.7%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   IN
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 143658102                                    PAGE 16  OF  39  PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MARILYN B. ARISON
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions): Not Applicable

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States and Israel
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       1,032,440
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          1,032,440
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,032,440
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [X]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   0.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   IN
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 143658102                                    PAGE 17  OF  39  PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          JMD DELAWARE, INC.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions): Not Applicable

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       9,524,560
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        1,000,000
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          10,524,560
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          2,550,460
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          13,075,020
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   2.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   CO
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 143658102                                    PAGE 18  OF  39  PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          JAMES M. DUBIN
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions): Not Applicable

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       39,610,276
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        93,847,639
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          10,524,560
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          130,586,523
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          141,112,083
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   24.0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   IN
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 143658102                                    PAGE 19  OF  39  PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          THE TED ARISON 1992 IRREVOCABLE TRUST FOR LIN NUMBER 2
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions): Not Applicable

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       -0-
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        46,145,830
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          46,145,830
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          46,145,830
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   7.9%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   OO
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 143658102                                    PAGE 20  OF  39  PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          THE TED ARISON FAMILY FOUNDATION USA, INC.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions): Not Applicable

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       2,250,000
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          2,250,000
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,250,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   0.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   OO
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 143658102                                    PAGE 21  OF  39  PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          THE ROYAL BANK OF SCOTLAND TRUST COMPANY (JERSEY) LIMITED
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions): Not Applicable

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       -0-
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          -0-
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          46,145,830
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          46,145,830
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   7.9%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   CO
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 143658102                                    PAGE 22  OF  39  PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          CITITRUST (JERSEY) LIMITED
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions): Not Applicable

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Jersey, Channel Island
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       -0-
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          -0-
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          76,787,525
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          76,787,525
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   13.1%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   CO
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 143658102                                    PAGE 23  OF  39  PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          JMD PROTECTOR, INC.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions): Not Applicable

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       30,085,716
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        92,847,639
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          -0-
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          122,933,355
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          122,933,355
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   21.0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   CO
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 143658102                                    PAGE 24  OF  39  PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          BALLUTA LIMITED
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions): Not Applicable

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Isle of Man
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       -0-
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          -0-
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          5,102,708
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,102,708
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   0.9%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   OO
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 143658102                                    PAGE 25  OF  39  PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          THE MARILYN B. ARISON IRREVOCABLE DELAWARE TRUST
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions): Not Applicable

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       400,000
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          400,000
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          1,032,440
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,032,440
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   0.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   OO
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 143658102                                    PAGE 26  OF  39  PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MBA I, LLC
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions): Not Applicable

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       400,000
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          400,000
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          1,032,440
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,032,440
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   0.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   OO
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 143658102                                    PAGE 27  OF  39  PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          THE CONTINUED TRUST FOR MICHAEL ARISON
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions): Not Applicable

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       4,000,000
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          4,000,000
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          759,010
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,759,010
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   0.8%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   OO
--------------------------------------------------------------------------------

------------------------                               -------------------------
CUSIP No. 143658102                                    PAGE 28  OF  39  PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          THE MICHAEL ARISON 1999 IRREVOCABLE DELAWARE TRUST
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions): Not Applicable

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       -0-
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        1,000,000
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          1,000,000
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,000,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   0.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   OO
--------------------------------------------------------------------------------

                  The Third Amended and Restated Statement on Schedule 13D dated October 14, 1999 (as amended by the Amendment No. 1 of the Third Amended and Restated Statement on Schedule 13D dated May 22, 2000 and as amended by the Amendment No. 2 of the Third Amended and Restated Statement on Schedule 13D dated July 20, 2000) of TAMMS Investment Company, Limited Partnership, TAMMS Management Corporation, the Continued Trust for Micky Arison, the Micky Arison 1997 Holdings Trust, MA 1997 Holdings, L.P., MA 1997 Holdings, Inc., the Micky Arison 1994 "B" Trust, MA 1994 B Shares, L.P., MA 1994 B Shares, Inc., Micky Arison, the Shari Arison Irrevocable Guernsey Trust, the Continued Trust for Shari Arison Dorsman, the Ted Arison 1994 Irrevocable Trust for Shari No. 1, Shari Arison, Marilyn B. Arison, JMD Delaware, Inc., James M. Dubin, Ted Arison 1992 Irrevocable Trust for Lin No.2, The Ted Arison Family Foundation USA, Inc., The Royal Bank of Scotland Trust Company (Jersey) Limited, Cititrust (Jersey) Limited, JMD Protector, Inc. and Balluta Limited, is hereby amended as follows:

ITEM 2.           IDENTITY AND BACKGROUND

                  Item 2 is hereby amended by deleting paragraph (a)(xxviii) and replacing it with the following:

                  "(xxviii) The Ted Arison Family Foundation USA, Inc. (the "Foundation"), formerly known as the Arison Foundation, Inc."

ITEM 4.           PURPOSE OF TRANSACTION.

                  Item 4 is hereby amended by the addition thereto of the following:

                  "On October 24, 2002, Micky Arison, JMD Delaware and JMD Protector (collectively, the "Carnival Parties") each entered into a separate Deed Poll, dated as of October 24, 2002 (collectively, "Deed Polls"), in favor of P&O Princess Cruises plc, a public limited company formed under the laws of England and Wales ("P&O Princess"). The Carnival Parties have agreed to cause 263,152,779 shares in the aggregate over which they have beneficial ownership to vote in favor of any proposals to establish a dual listed company structure between the Issuer and P&O Princess."

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

                  Item 5 is hereby amended and restated in its entirety as follows:

                  "TAMMS L.P. may be deemed to own beneficially 3,653,168 shares of Common Stock (approximately 0.6% of the total number of shares of Common Stock reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002 to be outstanding as of October 10, 2002). TAMMS L.P. has sole voting power and sole dispositive power over the 3,653,168 shares of Common Stock held by TAMMS L.P.

                  TAMMS Corp. is the Managing General Partner of TAMMS L.P. and as such is entitled, pursuant to the Limited Partnership Agreement, to exercise all voting rights with respect to the Common Stock held by TAMMS L.P. Marilyn B. Arison is the sole shareholder of TAMMS Corp. TAMMS Corp. may be deemed to own beneficially all the 3,653,168 shares of Common Stock (approximately 0.6% of the total number of shares of Common Stock reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002 to be outstanding as of October 10, 2002) beneficially owned by TAMMS L.P. TAMMS Corp. has sole voting power over the 3,653,168 shares of Common Stock directly held by TAMMS L.P. Pursuant to the Limited Partnership Agreement, the Managing General Partner of TAMMS L.P. can dispose of up to 10% in value of the property of TAMMS L.P. To dispose of a greater amount of the property, consent of a majority interest of the partners in TAMMS L.P. is needed. Thus, TAMMS Corp. has sole dispositive power over 365,316 shares of Common Stock held by TAMMS L.P. and shares dispositive power over the remaining 3,287,852 shares of Common Stock held by TAMMS L.P.

                  The Micky Arison Continued Trust beneficially owns an aggregate of 2,124,560 shares of Common Stock (approximately 0.4% of the total number of shares of Common Stock reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002 to be outstanding as of October 10, 2002), all of which it holds directly. The Micky Arison Continued Trust has sole voting and dispositive power with respect to 2,124,560 of the shares of Common Stock held by it.

                  The Micky Arison 1997 Trust beneficially owns 6,042,187 shares of Common Stock (approximately 1.0% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002 to be outstanding as of October 10, 2002), by virtue of being the sole stockholder of MA 1997, Inc. The Micky Arison 1997 Trust has sole voting and dispositive power with respect to all such shares of Common Stock.

                  MA 1997, L.P. beneficially owns an aggregate of 6,042,187 shares of Common Stock (approximately 1.0% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002 to be outstanding as of October 10, 2002), all of which it holds directly. MA 1997, L.P. has sole voting and dispositive power with respect to all such shares of Common Stock that it holds directly.

                  MA 1997, Inc. beneficially owns an aggregate of 6,042,187 shares of Common Stock (approximately 1.0% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002 to be outstanding as of October 10, 2002), by virtue of being the general partner of MA 1997, L.P. MA 1997, Inc. has sole voting and dispositive power with respect to all such shares of Common Stock.

                  The B Trust beneficially owns 106,114,284 shares of Common Stock (approximately 18.1% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002 to be outstanding as of October 10, 2002), by virtue of being the sole stockholder of B Shares, Inc., the general partner of B Shares, L.P. The B Trust has sole voting power and dispositive power with respect to all such shares of Common Stock held by B Shares, L.P.

                  B Shares, L.P. beneficially owns an aggregate of 106,114,284 shares of Common Stock (approximately 18.1% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002 to be outstanding as of October 10, 2002), which its holds directly. B Shares, L.P. has sole voting and dispositive power with respect to all such shares of Common Stock.

                  B Shares, Inc. beneficially owns an aggregate of 106,114,284 shares of Common Stock (approximately 18.1% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002 to be outstanding as of October 10, 2002), by virtue of being the general partner of B Shares, L.P. B Shares, Inc. has sole voting and dispositive power with respect to all such shares of Common Stock.

                  Micky Arison beneficially owns an aggregate of 223,830,503 shares of Common Stock (approximately 38.1% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002 to be outstanding as of October 10, 2002), 288,000 shares of which are underlying vested options which he holds directly, 6,042,187 shares with respect to which he has a beneficial interest by virtue of the interest and authority granted to him under the trust instrument for the Micky Arison 1997 Trust, 106,114,284 shares with respect to which he has a beneficial interest by virtue of the interest and authority granted to him under the trust instrument for the B Trust and 111,386,032 shares with respect to which he has a beneficial interest by virtue of the interest and authority granted to him under the last will of Ted Arison, dated July 8, 1999. Micky Arison shares voting power with respect to the 46,145,830 shares of Common Stock held by the Lin Trust No. 2, with respect to 46,701,809 shares of Common Stock held by the Shari Arison Trust No. 1 and with respect to 1,000,000 shares of Common Stock held by the Michael Arison 1999 Trust. Micky Arison has sole voting and dispositive power with respect to the 17,538,393 shares of Common Stock held by the 1997 Irrevocable Trust for Micky Arison, the 6,042,187 shares of Common Stock indirectly held by the Micky Arison 1997 Trust and the 106,114,284 shares of Common Stock indirectly held by the B Trust.

                  Because of his status as President and Treasurer of TAMMS Corp., Micky Arison may be deemed to share voting power with respect to the 3,653,168 shares of Common Stock beneficially owned by TAMMS L.P. Micky Arison disclaims beneficial ownership of the 3,653,168 shares of Common Stock owned by TAMMS L.P. which are beneficially owned by the partners of TAMMS L.P. Accordingly, Micky Arison has not reported beneficial ownership of any of the shares of Common Stock held by TAMMS L.P.

                  The Shari Arison Guernsey Trust beneficially owns an aggregate of 5,102,708 shares of Common Stock (approximately 0.9% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002, to be outstanding as of October 10, 2002), 4,000,000 of which it owns directly and 1,102,708 of which it holds beneficially by virtue of its interest in TAMMS L.P. The Shari Arison Guernsey Trust has shared dispositive power over all such shares of Common Stock.

                   The Shari Arison Continued Trust beneficially owns an aggregate of 3,759,010 shares of Common Stock (approximately 0.6% of the total number of shares of Common Stock reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002 to be outstanding as of October 10, 2002), 3,000,000 of which it holds directly and 759,010 of which it holds beneficially by virtue of its interest in TAMMS L.P. The Shari Arison Continued Trust has sole voting and dispositive power with respect to the 3,000,000 shares of Common Stock held by it and shares dispositive power over the 759,010 shares of Common Stock held by TAMMS L.P.

                  The Shari Arison Trust No. 1 beneficially owns the 76,787,525 shares of Common Stock for which it exercises shared dispositive power (approximately 13.1% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002, to be outstanding as of October 10, 2002). JMD Protector is the protector of the Shari Arison Trust No. 1 and pursuant to the terms of the trust instrument for such trust shares voting and dispositive power with respect of the 76,787,525 shares of Common Stock held by it. Accordingly, JMD Protector may be deemed to beneficially own such shares for which it exercises shared voting and dispositive power. JMD Protector disclaims beneficial ownership of such shares.

                  Shari Arison beneficially owns 4,001,200 shares of Common Stock (approximately 0.7% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002 to be outstanding as of October 10, 2002) directly held by the Shari Arison Guernsey Trust. Shari Arison has sole voting power with respect to 4,000,000 shares directly held by the Shari Arison Guernsey Trust and shared dispositive power with respect to such shares. Includes 1,200 shares of Common Stock held by Shari Arison's children as to which she disclaims beneficial ownership.

                  Marilyn B. Arison beneficially owns an aggregate of 1,032,440 shares of Common Stock (approximately 0.2% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002 to be outstanding as of October 10, 2002). Because of her controlling interest in TAMMS L.P. (through TAMMS Corp.), Marilyn B. Arison may be deemed to share dispositive and voting power over, and to beneficially own, the 3,653,168 of such shares of Common Stock (approximately 0.6% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002 to be outstanding as of October 14, 2002) beneficially owned by TAMMS L.P.; however, Marilyn B. Arison disclaims beneficial ownership of 2,620,728 of such shares which are beneficially owned by certain other partners of TAMMS L.P. Accordingly, Marilyn B. Arison has only reported beneficial ownership of 1,032,440 shares of Common Stock held by TAMMS L.P.

                  JMD Delaware beneficially owns an aggregate of 13,075,020 shares of Common Stock (approximately 2.2% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002 to be outstanding as of October 10, 2002), by virtue of being the trustee of the Shari Arison Continued Trust, the Micky Arison Continued Trust, the Marilyn Arison Delaware Trust, the Michael Arison Continued Trust and the Michael Arison 1999 Trust. JMD Delaware has shared voting and sole dispositive power with respect to the shares of Common Stock held by the Michael Arison 1999 Trust. JMD Delaware has sole voting and dispositive power with respect to the shares of Common Stock held by the Micky Arison Continued Trust and certain shares of Common Stock held by the Shari Arison Continued Trust, the Marilyn Arison Delaware Trust and the Michael Arison Continued Trust. JMD Delaware has sole voting and shared dispositive power with respect to certain shares of Common Stock held by the Shari Arison Continued Trust, the Marilyn Arison Delaware Trust and the Michael Arison Continued Trust. Accordingly, JMD Delaware may be deemed to beneficially own such shares for which it expresses voting and dispositive power. JMD Delaware disclaims beneficial ownership of all such shares.

                  James M. Dubin beneficially owns an aggregate of 141,112,083 shares of Common Stock (approximately 24.0% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002, to be outstanding as of October 10, 2002), 1,000 shares of which he holds directly and 141,111,083 shares with respect to which he has a beneficial interest by virtue of being the sole shareholder of JMD Delaware, JMD Protector and Balluta. Mr. Dubin has shared dispositive power with respect to the shares of Common Stock held by the Shari Guernsey Trust. Mr. Dubin has shared voting and sole dispositive power with respect to the shares of Common Stock held by the Lin Trust No. 2, the Michael Arison 1999 Trust and certain shares of Common Stock held by the Shari Arison Trust No. 1. Mr. Dubin has sole voting and dispositive power with respect to the shares of Common Stock held by the Micky Arison Continued Trust and certain shares of Common Stock held by the Shari Arison Continued Trust, the Marilyn Arison Delaware Trust, the Michael Arison Continued Trust and the Shari Arison Trust No. 1. Mr. Dubin has sole voting and shared dispositive power with respect to certain shares of Common Stock held by the Shari Arison Continued Trust, the Marilyn Arison Delaware Trust and the Michael Arison Continued Trust. Accordingly, Mr. Dubin may be deemed to beneficially own such shares for which he exercises voting and dispositive power. Mr. Dubin disclaims beneficial ownership of all such shares, except for the 1,000 shares he holds directly.

                  The Lin Trust No. 2 beneficially owns the 46,145,830 shares of Common Stock for which it exercises shared dispositive power (approximately 7.9% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002 to be outstanding as of October 10,
2002). JMD Protector is the protector of the Lin Trust No. 2 and pursuant to the terms of the trust instrument for such trust has sole voting and shared dispositive power with respect to the 46,145,830 shares of Common Stock held by it. Accordingly, JMD Protector may be deemed to beneficially own such shares for which it exercises sole voting and shared dispositive power. JMD Protector disclaims beneficial ownership of such shares.

                  The Foundation beneficially owns the 2,250,000 shares of Common Stock for which it exercises sole voting and dispositive power (approximately 0.4% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002 to be outstanding as of October 10, 2002).

                  RBS beneficially owns 46,145,830 shares of Common Stock (approximately 7.9% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002 to be outstanding as of October 10, 2002), by virtue of being the trustee of the Lin Trust No. 2. RBS has shared dispositive power with respect to the shares of Common Stock held by the Lin Trust No. 2. Accordingly, RBS may be deemed to beneficially own such shares for which it exercises such voting and dispositive power. RBS disclaims beneficial ownership of such shares. Since the last report, RBS has ceased to be the trustee of the Charitable Trust.

                  Cititrust beneficially owns 76,787,525 shares of Common Stock (approximately 13.1% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002 to be outstanding as of October 10, 2002), by virtue of being the trustee of the Shari Arison Trust No. 1. Cititrust has shared dispositive power with respect to the shares of Common Stock held by the Shari Arison Trust No. 1. Accordingly, Cititrust may be deemed to beneficially own such shares for which it exercises shared dispositive power. Cititrust disclaims beneficial ownership of such shares.

                  JMD Protector beneficially owns an aggregate of 122,933,355 shares of Common Stock (approximately 21.0% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002 to be outstanding as of October 10, 2002), by virtue of being the protector of the Shari Arison Trust No. 1 and the Lin Trust No. 2 . JMD Protector has shared dispositive power with respect to shares held by the Shari Arison Trust No. 1 and the Lin Trust No. 2. JMD Protector has shared voting power with respect to the shares of Common Stock held by the Lin Trust No. 2 and certain shares held by the Shari Arison Trust No. 1, and has sole voting power with respect to certain shares held by the Shari Arison Trust No. 1. Accordingly, JMD Protector may be deemed to beneficially own such shares for which it exercises shared voting and dispositive power. JMD Protector disclaims beneficial ownership of all such shares.

                  Balluta beneficially owns 5,102,708 shares of Common Stock (approximately 0.9% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002, to be outstanding as of October 10, 2002), by virtue of being the trustee of the Shari Arison Guernsey Trust. Balluta shares dispositive power with respect to the 4,000,000 shares of Common Stock directly held by the Shari Arison Guernsey Trust and with respect to 1,102,708 shares of Common Stock held by TAMMS L.P. Accordingly, Balluta may be deemed to beneficially own such shares for which it exercises shared dispositive power. Balluta disclaims beneficial ownership of such shares.

                  The Marilyn Arison Delaware Trust beneficially owns an aggregate of 1,432,400 shares of Common Stock (approximately 0.2% of the total number of shares of Common Stock reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002 to be outstanding as of October 10, 2002), 400,000 of which it holds beneficially by virtue of its interest in MBA and 1,000,000 of which it holds beneficially by virtue of the limited partnership interest of MBA in TAMMS, L.P. The Marilyn Arison Delaware Trust has sole voting and dispositive power with respect to the 400,000 shares of Common Stock directly held by MBA and exercises shared dispositive power over the 1,032,440 shares of Common Stock held by TAMMS L.P.

                  MBA beneficially owns an aggregate of 1,432,400 shares of Common Stock (approximately 0.2% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002 to be outstanding as of October 10, 2002), 400,000 shares of which it holds directly and 1,032,440 shares of which it owns beneficially by virtue of its interest in TAMMS L.P. MBA has sole voting and dispositive power over the 400,000 shares it holds directly and exercises shared dispositive power over the 1,000,000 shares of Common Stock held by TAMMS L.P.

                  The Michael Arison Continued Trust beneficially owns an aggregate of 4,759,010 shares of Common Stock (approximately 0.8% of the total number of shares of Common Stock reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002 to be outstanding as of October 10, 2002), 4,000,000 of which it holds directly and 759,010 of which it holds beneficially by virtue of its interest in TAMMS L.P. The Michael Arison Continued Trust has sole voting and dispositive power with respect to the 4,000,000 shares of Common Stock held by it and shares dispositive power over the 759,010 shares of Common Stock held by TAMMS L.P.

                  The Michael Arison 1999 Trust owns an aggregate of 1,000,000 shares of Common Stock (approximately 0.2% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002 to be to be outstanding as of October 10, 2002). The Michael Arison 1999 Trust has shared voting power and sole dispositive power with respect to the 1,000,000 shares of Common Stock held by it.

                  The Reporting Persons, as a group, beneficially own an aggregate of 277,096,147 shares of Common Stock (approximately 47.2% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2002, to be outstanding as of October 10,
2002). The Reporting Persons, as a group, have sole voting and dispositive power over all such shares of Common Stock."

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

                  Item 6 is hereby amended and restated in its entirety as follows:

                  "The Limited Partnership Agreement, among TAMMS Corp. as Managing General Partner and each of the Shari Arison Continued Trust, the Michael Arison Continued Trust, Micky Arison, The Shari Arison Guernsey Trust and MBA as limited partners was formed for the purposes described in Item 2 above. Pursuant to the Limited Partnership Agreement, the Managing General Partner is specifically authorized to, among other things, (i) exercise the voting rights associated with the Common Stock owned by TAMMS L.P., and (ii) sell, exchange or convey the shares of Common Stock owned by TAMMS L.P., provided that the Managing General Partner may not sell, lease, transfer, assign, pledge or encumber 10% or more in value of the property of TAMMS L.P. (including Common Stock) without the consent of partners holding in the aggregate a majority interest in TAMMS L.P. (except in the case of withdrawal of a partner or dissolution of TAMMS L.P.). This description of the Limited Partnership Agreement is qualified in its entirety by reference to the Limited Partnership Agreement which was previously filed and is incorporated herein by reference.

                  On January 1, 1998, Micky Arison entered into an Executive Long-Term Compensation Agreement with the Issuer pursuant to which, among other things, Micky Arison shall receive on an annual basis 120,000 employee stock options and 60,000 restricted shares of the Issuer, contingent upon satisfactory performance. These shares vest on the fifth anniversary of the date of the annual grant. Pursuant to this agreement, Micky Arison exercised employee stock options for 2,000,000 shares of Common Stock on May 24, 2001 and holds 288,000 underlying vested options.

                  B Shares, L.P. entered into an amended and restated pledge agreement with JPMorgan Chase Bank, dated as of December 13, 2001. B Shares, L.P. pledged to the bank 10,000,000 shares of Common Stock as security under a credit facility.

                  MA 1997, L.P. entered into an amended and restated pledge agreement and an amended and restated guaranty with JPMorgan Chase Bank, dated as of December 13, 2001. MA 1997, L.P. pledged to the bank 2,000,000 shares of Common Stock as security for a loan.

                  The Michael Arison Continued Trust entered into an amendment to a pledge agreement with SunTrust Bank, dated as of July 2, 2002. The Michael Arison Continued Trust pledged 3,700,000 million shares to SunTrust Bank to secure a loan.

                  The Michael Arison Continued Trust entered into an agreement with The Northern Trust Company and pledged 300,000 shares of Common Stock as security for a line of credit."

                  In addition, as discussed in Item 4 above, each of Micky Arison, JMD Delaware and JMD Protector are required during the term of the Deed Polls to cause the shares of Common Stock over which they have sole voting power and shared voting power to vote in favor of resolutions to approve the Issuer establishing a dual listed company structure with P&O Princess. Each of them is also required to approve all other necessary actions to establish such dual listed company structure.

                  During the term of the Deed Polls, each them have also agreed not to dispose of or cause the disposition of any shares of Common Stock, other than (i) shares of Common Stock disposed of pursuant to a foreclosure under any existing pledge agreements, so long as the disposition of each of Micky Arison, JMD Delaware and JMD Protector does not collectively exceed 23 million shares,
(ii) shares of Common Stock not covered by the preceding clause (i), so long as such dispositions of each of Micky Arison, JMD Delaware and JMD Protector does not collectively exceed 7 million shares and (iii) shares of Common Stock where the party receiving such shares agrees to be bound by the Deed Polls.

                  Each of the Deed Polls shall terminate upon the earliest to occur of: (i) the Issuer withdrawing its offer (the "Offer") to establish a dual listed company structure with P&O Princess (described in the Issuer's announcement dated October 24, 2002) due to the preconditions to establishing such structure not being satisfied or waived by January 10, 2003; (ii) the Issuer withdrawing its Offer on or prior to January 10, 2003 as a result of (x) a third party announcing a firm intention to make an offer to P&O Princess which offer, in the Issuer's reasonable opinion, acting in good faith and after consultation with its financial advisers, is likely to be more attractive to P&O Princess' shareholders (y) the P&O Princess board having recommended a competing offer to the Offer (including an offer to form a dual listed company); or (z) the P&O Princess board having announced that it did not intend to recommend the Offer; (iii) the required number of shares of Common Stock approving all of the necessary transactions for establishing the dual listed company structure; and (iv) the termination of the agreement which will establish the dual listed company structure between the Issuer and P&O Princess.

ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS

Exhibit 13 Joint Filing Agreement, dated as of October 28, 2002, among TAMMS L.P., TAMMS Corp., the Micky Arison Continued Trust, the Micky Arison 1997 Trust, MA 1997, L.P., MA 1997, Inc., the B Trust, B Shares, L.P., B Shares, Inc., Micky Arison, the Shari Arison Guernsey Trust, the Shari Arison Continued Trust, the Shari Arison Trust No. 1, Shari Arison, Marilyn B. Arison, JMD Delaware, James M. Dubin, the Lin Trust No. 2, the Foundation, RBS, Cititrust, JMD Protector, Balluta Limited, the Marilyn Arison Delaware Trust, MBA, Michael Arison Continued Trust and the Michael Arison 1999 Trust.

Exhibit 14 JMD Delaware, Inc. Deed Poll, dated as of October 24, 2002, by JMD Delaware, Inc. in favor of P&O Princess.

Exhibit 15 JMD Protector, Inc. Deed Poll, dated as of October 24, 2002, by JMD Delaware, Inc. in favor of P&O Princess.

Exhibit 16 Arison Deed Poll, dated as of October 24, 2002, by Michael Arison in favor of P&O Princess.

Exhibit 17 Amended and Restated Pledge Agreement, dated as of December 13, 2001, between MA 1997 Holdings, L.P. and JPMorgan Chase Bank.

Exhibit 18 Amended and Restated Pledge Agreement, dated December 13, 2001, between MA 1994 B Shares, L.P. and JPMorgan Chase Bank.

Exhibit 19 Assignment and Pledge of Account and Account Assets, dated as of June 19, 2000, between Michael Arison Continued Trust in favor of Citibank, N.A., as collateral agent for Citicorp USA, Inc.

Exhibit 20 Amendment No. 1 to Assignment and Pledge of Account and Account Assets, dated as of February 1, 2001, between Michael Arison Continued Trust in favor of Citibank, N.A., as collateral agent for Citicorp USA, Inc.

Exhibit 21 Amendment No. 2 to Assignment and Pledge of Account and Account Assets, dated as of July 27, 2001, between Michael Arison Continued Trust in favor of SunTrust Bank.

Exhibit 22 Amendment No. 3 to Assignment and Pledge of Account and Account Assets, dated as of July 2, 2002, between JMD Delaware, Inc. as trustee of the Michael Arison Continued Trust in favor of SunTrust Bank.

Exhibit 23 Checking Account Overdraft Agreement, dated as of September 27, 2002, between The Northern Trust Company and JMD Delaware, Inc., as Trustee for the Continued Trust for Michael Arison.

                                   SIGNATURES


                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:    October 28, 2002


TAMMS INVESTMENT COMPANY, LIMITED PARTNERSHIP

By:      TAMMS MANAGEMENT
         CORPORATION, MANAGING
         GENERAL PARTNER

By:   /s/ Micky Arison
      -------------------------------------
      Micky Arison, President


TAMMS MANAGEMENT CORPORATION

By:   /s/ Micky Arison
      -------------------------------------
      Micky Arison, President


CONTINUED TRUST FOR MICKY ARISON, JMD DELAWARE, INC., TRUSTEE

By:   /s/ Denison H. Hatch, Jr.
      -------------------------------------
      Denison H. Hatch, Jr.
      Secretary of Corporate Trustee


MICKY ARISON 1997 HOLDINGS TRUST, JMD DELAWARE, INC., TRUSTEE

By:   /s/ Denison H. Hatch, Jr.
      -------------------------------------
      Denison H. Hatch, Jr.
      Secretary of Corporate Trustee

MA 1997 HOLDINGS, L.P., MA 1997 HOLDINGS, INC., GENERAL PARTNER

By:   /s/ Denison H. Hatch, Jr.
      -------------------------------------
      Denison H. Hatch, Jr.
      Secretary


MA 1997 HOLDINGS, INC.

By:   /s/ Denison H. Hatch, Jr.
      -------------------------------------
      Denison H. Hatch, Jr.
      Secretary


MICKY ARISON 1994 "B" TRUST,
JMD DELAWARE, INC., TRUSTEE

By:   /s/ Denison H. Hatch, Jr.
      -------------------------------------
      Denison H. Hatch, Jr.
      Secretary of Corporate Trustee


MA 1994 B SHARES, L.P., MA 1994 B SHARES, INC., GENERAL PARTNER

By:   /s/ Denison H. Hatch, Jr.
      -------------------------------------
      Denison H. Hatch, Jr.
      Secretary


MA 1994 B SHARES, INC.

By:   /s/ Denison H. Hatch, Jr.
      -------------------------------------
      Denison H. Hatch, Jr.
      Secretary


/s/ Mickey Arison
----------------------------
Micky Arison


SHARI ARISON IRREVOCABLE GUERNSEY TRUST, BALLUTA LIMITED, TRUSTEE

By:   /s/ Bob Banfield
      -------------------------------------
      Bob Banfield


CONTINUED TRUST FOR SHARI ARISON DORSMAN, JMD DELAWARE, INC., TRUSTEE

By:   /s/ Denison H. Hatch, Jr.
      -------------------------------------
      Denison H. Hatch, Jr.
      Secretary of Corporate Trustee


TED ARISON 1994 IRREVOCABLE TRUST FOR SHARI NO. 1, CITITRUST
(JERSEY) LIMITED, TRUSTEE

By:   /s/ Paul E. Sewell
      -------------------------------------
      Paul E. Sewell, Director


/s/ Shari Arison
----------------------------


/s/ Marilyn B. Arison
----------------------------
Marilyn B. Arison


JMD DELAWARE, INC.

By:   /s/ Denison H. Hatch, Jr.
      -------------------------------------
      Denison H. Hatch, Jr.
      Secretary


/s/ James M. Dubin
----------------------------
James M. Dubin


1992 IRREVOCABLE TRUST FOR LIN NUMBER TWO, THE ROYAL BANK OF SCOTLAND TRUST COMPANY (JERSEY) LIMITED, TRUSTEE

By:   /s/ James Nichols
      -------------------------------------
      James Nichols


By:   /s/ Mark Bouteloup
      -------------------------------------
      Mark Bouteloup


THE TED ARISON FAMILY FOUNDATION USA, INC.

By:   /s/ Arnaldo Perez
      -------------------------------------
      Arnaldo Perez


THE ROYAL BANK OF SCOTLAND TRUST COMPANY (JERSEY) LIMITED

By:   /s/ James Nichols
      -------------------------------------
      James Nichols


By:   /s/ Mark Bouteloup
      -------------------------------------
      Mark Bouteloup


MBA I, LLC

By:   /s/ Denison H. Hatch, Jr.
      -------------------------------------
      Denison H. Hatch, Jr.
      Executive Vice President,
      Secretary and Treasurer


CITITRUST (JERSEY) LIMITED

By:   /s/ Paul E. Sewell
      -------------------------------------
      Paul E. Sewell, Director

JMD PROTECTOR, INC.

By:   /s/ James M. Dubin
      -------------------------------------
      James M. Dubin
      President, Director


BALLUTA LIMITED

By:   /s/ Bob Banfield
      -------------------------------------
      Bob Banfield


MARILYN B. ARISON IRREVOCABLE DELAWARE TRUST,
JMD DELAWARE, INC., TRUSTEE

By:   /s/ Denison H. Hatch, Jr.
      -------------------------------------
      Denison H. Hatch, Jr.
      Secretary of Corporate Trustee


CONTINUED TRUST FOR MICHAEL ARISON, JMD DELAWARE, INC., TRUSTEE

By:   /s/ Denison H. Hatch, Jr.
      -------------------------------------
      Denison H. Hatch, Jr.
      Secretary of Corporate Trustee


MICHAEL ARISON 1999 IRREVOCABLE DELAWARE TRUST
JMD DELAWARE, INC., TRUSTEE

By:   /s/ Denison H. Hatch, Jr.
      -------------------------------------
      Denison H. Hatch, Jr.
      Secretary of Corporate Trustee

                                INDEX TO EXHIBITS

   EXHIBITS

      13 Joint Filing Agreement, dated as of October 28, 2002, among TAMMS L.P., TAMMS Corp., the Micky Arison Continued Trust, the Micky Arison 1997 Trust, MA 1997, L.P., MA 1997, Inc., the B Trust, B Shares, L.P., B Shares, Inc., Micky Arison, the Shari Arison Guernsey Trust, the Shari Arison Continued Trust, the Shari Arison Trust No. 1, Shari Arison, Marilyn B. Arison, JMD Delaware, James M. Dubin, the Lin Trust No. 2, the Foundation, RBS, Cititrust, JMD Protector, Balluta Limited, the Marilyn Arison Delaware Trust, MBA, Michael Arison Continued Trust and the Michael Arison 1999 Trust.

      14 JMD Delaware, Inc. Deed Poll, dated as of October 24, 2002, by JMD Delaware, Inc. in favor of P&O Princess.

      15 JMD Protector, Inc. Deed Poll, dated as of October 24, 2002, by JMD Delaware, Inc. in favor of P&O Princess.

      16 Arison Deed Poll, dated as of October 24, 2002, by Michael Arison in favor of P&O Princess.

      17 Amended and Restated Pledge Agreement, dated as of December 13, 2001, between MA 1997 Holdings, L.P. and JPMorgan Chase Bank.

      18 Amended and Restated Pledge Agreement, dated December 13, 2001, between MA 1994 B Shares, L.P. and JPMorgan Chase Bank.

      19 Assignment and Pledge of Account and Account Assets, dated as of June 19, 2000, between Michael Arison Continued Trust in favor of Citibank, N.A., as collateral agent for Citicorp USA, Inc.

      20 Amendment No. 1 to Assignment and Pledge of Account and Account Assets, dated as of February 1, 2001, between Michael Arison Continued Trust in favor of Citibank, N.A., as collateral agent for Citicorp USA, Inc.

      21 Amendment No. 2 to Assignment and Pledge of Account and Account Assets, dated as of July 27, 2001, between Michael Arison Continued Trust in favor of SunTrust Bank.

      22 Amendment No. 3 to Assignment and Pledge of Account and Account Assets, dated as of July 2, 2002, between JMD Delaware, Inc. as trustee of the Michael Arison Continued Trust in favor of SunTrust Bank.

      23 Checking Account Overdraft Agreement, dated as of September 27, 2002, between The Northern Trust Company and JMD Delaware, Inc., as Trustee for the Continued Trust for Michael Arison.